IONIC DIGITAL INC.
EXECUTIVE SEVERANCE PLAN

1.Purpose. The purpose of the Ionic Digital Inc. Executive Severance Plan (the “Plan”) is to enable the Company to offer certain protections to key employees if they experience a qualifying termination and to ensure their continued dedication to their duties in the event of any threat or occurrence of a Change in Control (as defined below). The Plan is intended to be a “top-hat” plan for the purpose of providing benefits for a select group of management or highly compensated employees.

2.Term. The Plan shall be effective as of the date the Plan is approved by the Board (the “Effective Date”). The Plan shall remain in effect until modified or terminated pursuant to Section 10.

3.Definitions.

(a)“Administrator” means the Compensation Committee of the Board or another duly constituted committee of the Board designated by the Board as the Administrator hereunder.

(b)“Base Salary” means the annual base salary in effect for the Participant immediately before the Participant’s termination of employment (without giving effect to any reduction that constitutes Good Reason, if applicable), excluding overtime, bonuses, incentive compensation or any other special payments.

(c)“Board” means the Board of Directors of the Company.

(d)“Bonus” means the Participant’s annual incentive award under the Company’s annual incentive program in effect for the Participant for the year in which the Termination Date occurs, based on actual achievement of any applicable performance measures.

(e)“Cause” has the meaning set forth in the employment agreement, offer letter or other similar agreement in effect between the Company or any of its affiliates and the Participant. If no such agreement exists or such agreement does not define “Cause,” then “Cause” means the Participant’s (i) willful neglect in the performance of the Participant’s duties to the Company or willful or repeated failure or refusal to perform such duties, (ii) engagement in conduct in connection with the Participant’s employment or services for the Company, which results, or could reasonably be expected to result in, material harm to the business or reputation of the Company or any of its affiliates, (iii) conviction of, or plea of guilty or no contest to (A) any felony or (B) any other crime that results, or could reasonably be expected to result in, material harm to the business or reputation of the Company or any of its affiliates, (iv) material violation of the written policies of the Company, including but not limited to those relating to sexual harassment or the disclosure or misuse of confidential information, or those set forth in the manuals or statements of policy of the Company, (v) fraud or misappropriation, embezzlement, or misuse of funds or property belonging to the Company or any of its affiliates, (vi) act of personal dishonesty that involves personal profit in connection with the Participant’s employment with the Company or any of its affiliates, or (vii) any breach of any non-competition, non-solicitation, no-hire, or confidentiality covenant between the Participant and the Company or any of its affiliates; provided, however, that, Tier 1 Participants shall first be afforded 30 days to cure the conduct described in (i), (ii) or (vii) if determined by the Board to be curable, following written notice thereof.

(f)“Change in Control” has the meaning set forth in the Company’s Omnibus Incentive Plan (or any successor equity incentive plan adopted by the Company); provided, however, that a Change in Control must also constitute a “change in control event” for purposes of Section 409A of the Internal Revenue Code for purposes of determining payment timing of benefits to the extent determined necessary to avoid the imposition of excise taxes or penalties under Section 409A.

(g)“CIC Protection Period” means the period commencing on the Change in Control and ending on the date that is 24 months following the Change in Control.

(h)“CIC Qualifying Termination” means a termination of the Participant’s employment with the Company by the Company without Cause (other than by reason of death or disability) or a termination of the Participant’s employment by the Participant for Good Reason, in each case, during the CIC Protection Period.

(i)“CIC Severance Benefits” means:

1.If a Participant has been designated to participate in the Plan at a Tier 1 participation level:

I.Aggregate severance payments in an amount equal to the sum of (A) the Participant’s Base Salary that the Participant would have received had the Participant remained employed during the Severance Period set forth on Exhibit A attached hereto (based on the Participant’s participation Tier) and (B) the Participant’s Target Bonus, payable in equal installments in accordance with the Company’s normal payroll practices for the Participant’s Severance Period beginning on the date the Release becomes effective and irrevocable; provided, that if the period during which the Release could become effective and irrevocable spans two calendar years, payments of such installments shall not commence until the first normal payroll date in the second calendar year;

II.Subject to the Participant’s timely election of continuation coverage under COBRA, reimbursement or payment of the premiums for the Participant’s and his or her covered dependents’ participation in the Company’s group health plans pursuant to COBRA for a period ending

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on the earlier of (A) the end of the Participant’s COBRA Period set forth on Exhibit A attached hereto (based on the Participant’s participation Tier), and (B) the expiration of the Participant’s rights under COBRA;

III.Payment of any earned but unpaid Bonus for the fiscal year preceding the fiscal year in which the Termination Date occurs, payable on the date when bonuses for such fiscal year are otherwise paid to the Company’s executives for such fiscal year;

IV.Payment of an amount equal to the product of (A) the Participant’s Target Bonus multiplied by (B) a fraction, the numerator of which is the number of days the Participant was employed by the Company and its subsidiaries during the fiscal year in which the Termination Date occurs and the denominator of which is the total number of days in such year, payable within 15 days following the Termination Date;

V.Any outstanding and unvested equity awards held by the Participant granted prior to the Effective Date shall be subject to the terms of the applicable equity plan and award agreement(s); and

VI.Any outstanding and unvested equity awards held by the Participant granted on or after the Effective Date shall immediately vest in full (and, to the extent applicable, become exercisable), with any performance-based awards vesting at the levels provided in the applicable equity plan and award agreement(s) or previously determined, and if no such levels are provided, assuming the achievement of target performance.

2.If a Participant has been designated to participate in the Plan at a Tier 2 or Tier 3 participation level:

I.Aggregate severance payments in an amount equal to the Participant’s Base Salary that the Participant would have received had the Participant remained employed during the Severance Period set forth on Exhibit A attached hereto (based on the Participant’s participation Tier), payable in equal installments in accordance with the Company’s normal payroll practices for the Participant’s Severance Period beginning on the date the Release becomes effective and irrevocable; provided, that if the period during which the Release could become effective and irrevocable spans two calendar years, payments of such installments shall not commence until the first normal payroll date in the second calendar year;

II.Subject to the Participant’s timely election of continuation coverage under COBRA, reimbursement or payment of the premiums for the Participant’s and his or her covered dependents’ participation in the Company’s group health plans pursuant to COBRA for a period ending

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on the earlier of (A) the end of the Participant’s COBRA Period set forth on Exhibit A attached hereto (based on the Participant’s participation Tier) and (B) the expiration of the Participant’s rights under COBRA;

III.Payment of any earned but unpaid Bonus for the fiscal year preceding the fiscal year in which the Termination Date occurs, payable on the date when bonuses for such fiscal year are otherwise paid to the Company’s executives for such fiscal year;

IV.Any outstanding and unvested equity awards held by the Participant granted prior to the Effective Date shall be subject to the terms of the applicable equity plan and award agreement(s); and

V.Any outstanding and unvested equity awards held by the Participant granted on or after the Effective Date shall immediately vest in full (and, to the extent applicable, become exercisable), with any performance-based awards vesting at the levels provided in the applicable equity plan and award agreement(s) or previously determined, and if no such levels are provided, assuming the achievement of target performance.

(j)“Closing” means the date on which a Change in Control is consummated.

(k)“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

(l)“COBRA Period” means the applicable period for the Participant’s Tier as set forth on Exhibit A or Exhibit B, as applicable.

(m) “Code” means the Internal Revenue Code of 1986 and any guidance and regulations promulgated thereunder.

(n)“Company” means Ionic Digital Inc., a Delaware corporation and its affiliated companies and subsidiaries, and following the Closing, shall include any successor.

(o)“ERISA” means the Employee Retirement Income Security Act of 1974.

(p)“Good Reason” has the meaning set forth in the employment agreement, offer letter or other similar agreement in effect between the Company or any of its affiliates and the Participant. If no such agreement exists or such agreement does not define “Good Reason,” then “Good Reason” means (i) a material reduction in the Participant’s Base Salary or the Participant’s Target Bonus; (ii) a materially adverse change in the Participant’s title, duties or responsibilities (including reporting responsibilities); (iii) a relocation of the Participant’s principal place of business that increases the Participant’s one-way commute by more than 40 miles; (iv) the Company’s material breach of any agreement between the Participant and the Company; or (v) a successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or

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indirect and whether by purchase, merger, consolidation, liquidation or other transaction) failing to assume the Plan. Notwithstanding the foregoing, any assertion by the Participant of a termination of employment for “Good Reason” shall not be effective unless all of the following conditions are satisfied: (A) the condition giving rise to the Participant’s termination of employment must have arisen without the Participant’s consent; (B) the Participant must provide notice to the Company of such condition within 30 days of the initial existence of the condition; (C) the condition specified in such notice must remain uncorrected for 30 days after receipt of such notice by the Company; and (D) the date of the Participant’s termination of employment must occur within 90 days after the initial existence of the condition specified in such notice.

(q)“Participant” means an employee of the Company or its subsidiary who participates in the Plan pursuant to Section 4.

(r)“Qualifying Termination” means, if a Participant has been designated to participate in the Plan at a Tier 1 participation level, a termination of the Participant’s employment with the Company by the Company without Cause (other than by reason of death or disability) or a termination of the Participant’s employment by the Participant for Good Reason.

(s)“Severance Benefits” means, if a Participant has been designated to participate in the Plan at a Tier 1 participation level:

1.Aggregate severance payments in an amount equal to the Participant’s Base Salary that the Participant would have received had the Participant remained employed during the Severance Period set forth on Exhibit B attached hereto, payable in equal installments in accordance with the Company’s normal payroll practices for the Participant’s Severance Period beginning on the date the Release becomes effective and irrevocable; provided, that if the period during which the Release could become effective and irrevocable spans two calendar years, payments of such installments shall not commence until the first normal payroll date in the second calendar year;

2.Subject to the Participant’s timely election of continuation coverage under COBRA, reimbursement or payment of the premiums for the Participant’s and his or her covered dependents’ participation in the Company’s group health plans pursuant to COBRA for a period ending on the earliest of (A) the end of the Participant’s COBRA Period set forth on Exhibit B attached hereto, (B) the Participant becoming eligible for other employer-sponsored group health benefits or Medicare, and (C) the expiration of the Participant’s rights under COBRA;

3.Payment of any earned but unpaid Bonus for the fiscal year preceding the fiscal year in which the Termination Date occurs, payable on the date when bonuses for such fiscal year are otherwise paid to the Company’s executives for such fiscal year; and

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4.Payment of a pro-rated Bonus for the fiscal year in which the Termination Date occurs equal to the product of (A) the Participant’s Bonus multiplied by (B) a fraction, the numerator of which is the number of days the Participant was employed by the Company and its subsidiaries during the fiscal year in which the Termination Date occurs and the denominator of which is the total number of days in such year, payable on the date when bonuses for such fiscal year are otherwise paid to the Company’s executives for such fiscal year but in no event later than two and one-half months following the end of the fiscal year in which the Termination Date occurs.

5.The Participant’s unvested equity awards shall be subject to the terms of the applicable equity plan and award agreement(s).

(t)“Severance Period” means the applicable period for the Participant’s Tier as set forth on Exhibit A or Exhibit B, as applicable.

(u)“Target Bonus” means the Participant’s target annual incentive opportunity under the Company’s annual incentive program in effect for the Participant in the fiscal year in which the Termination Date occurs (without giving effect to any reduction that constitutes Good Reason).

(v)“Termination Date” means the date of the Participant’s termination of employment with the Company.

4.Eligibility. The Chief Executive Officer, as well as executive officers and other employees selected by the Administrator and notified of their participation, shall be eligible to participate in the Plan. The Administrator may, in its discretion, condition participation upon execution of a Participation Agreement with the Company in the form attached hereto as Exhibit C (a “Participation Agreement”).

5.Receipt of CIC Severance Benefits and Severance Benefits.

(a)Qualifying Termination. If a Participant has been designated to participate in the Plan at a Tier 1 participation level, upon such Participant’s Qualifying Termination, subject to Section 5(d) as applicable, such Participant will receive the Severance Benefits.

(b)CIC Qualifying Termination. Upon a Participant’s CIC Qualifying Termination, such Participant will receive the CIC Severance Benefits.

(c)Other Termination. If a Participant has been designated to participate in the Plan at a Tier 1 participation level, upon a termination of employment for any reason other than as the result of a Qualifying Termination or CIC Qualifying Termination, such Participant shall not be entitled to receive any payments or benefits under this Plan. If a Participant has been designated to participate in the Plan at a Tier 2 or Tier 3 participation level, upon a termination of employment for any reason other than as the result of a CIC Qualifying

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Termination, such Participant shall not be entitled to receive any payments or benefits under this Plan.

(d)Release of Claims and Restrictive Covenant Agreements. Payment of the Severance Benefits for which a release is specified as being required shall be subject to the Participant’s execution (and non-revocation) of a general release of claims in substantially the form attached hereto as Exhibit D (with such other changes as determined to be required under applicable law) (the “Release”) within the time period specified therein. The Company may stop the payment of any unpaid Severance Benefits or CIC Severance Benefits, as applicable, if the Participant materially breaches any enforceable restrictive covenant under any restrictive covenant agreement between the Participant and the Company, including under any Participation Agreement (following the end of any cure period the Participant may have).

6.Administration.

(a)In the event of any conflict or inconsistency between another document and the terms of the Plan, the terms and conditions of the Plan shall govern and control; provided, however, that a Participant’s Participation Agreement will govern their participation in the Plan to the extent of any conflict between a Participation Agreement and the Plan.

(b)The Plan shall be administered by the Administrator in its sole and absolute discretion, and all determinations by the Administrator shall be final, binding and conclusive on all parties and be given the maximum possible deference allowed by law.

(c)The Administrator shall have the authority, consistent with the terms of the Plan, to (i) designate Participants, (ii) determine the terms and conditions relating to the Severance Benefits or CIC Severance Benefits, as applicable, if any, (iii) interpret, administer, reconcile any inconsistency, correct any defect and/or supply any omission in the Plan, (iv) establish, amend, suspend or waive any rules and procedures with respect to the Plan, and (v) make any other determination and take any other action that the Administrator deems necessary or desirable for administration of the Plan, including, without limitation, the timing and amount of payments. The Administrator may delegate to one or more of the officers of the Company the authority to act on behalf of the Administrator.

7.Funding. The obligations of the Company under the Plan are not funded through contributions to a trust or otherwise, and all benefits shall be payable from the general assets of the Company. Nothing contained in the Plan shall give a Participant any right, title or interest in any property of the Company. Participants shall be mere unsecured creditors of the Company.

8.ERISA. The Plan is not intended to provide retirement income or to defer the receipt of payments hereunder to the termination of a Participant’s employment or beyond. The Plan is not a pension that is subject to ERISA.

9.Section 409A.

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(a)Compliance. Notwithstanding anything herein to the contrary, this Plan is intended to be interpreted and applied so that the payments and benefits set forth herein either shall be exempt from the requirements of Section 409A of the Code to the maximum extent possible or, to the extent not so exempt, shall comply with the requirements of Section 409A of the Code, and this Plan shall be interpreted accordingly. To the extent that the Company determines that any provision of this Plan would cause a Participant to incur any additional tax or interest under Section 409A of the Code, the Company shall be entitled to reform such provision to attempt to comply with or be exempt from Section 409A of the Code through good faith modifications. To the extent that any provision hereof is modified in order to comply with Section 409A of the Code, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Participants and the Company without violating the provisions of Section 409A of the Code. Notwithstanding any of the foregoing to the contrary, none of the Company or its subsidiaries or affiliates or any of their officers, directors, members, employees, agents, advisors, predecessors, successors, or equity holders shall have any liability for the failure of this Plan to be exempt from, or to comply with, the requirements of Section 409A of the Code. Each payment and/or benefit provided hereunder shall be a payment in a series of separate payments for purposes of Section 409A of the Code.

(b)Separation from Service. Notwithstanding anything in this Plan to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan unless such termination is also a “separation from service” within the meaning of Section 409A of the Code for purposes of determining payment timing of benefits to the extent determined necessary to avoid the imposition of excise taxes or penalties under Section 409A.

(c)Specified Employee. Notwithstanding anything in this Plan to the contrary, if a Participant is deemed to be a “specified employee” within the meaning of Section 409A of the Code, any payments or benefits due upon a termination of Participant’s employment under any arrangement that constitutes a “deferral of compensation” within the meaning of Section 409A of the Code (whether under this Plan or any other plan, program or payroll practice) and which do not otherwise qualify under the exemptions under Treasury Regulations Section 1.409A- 1 (including the short-term deferral exemption and the permitted payments under Treasury Regulations Section 1.409A- 1 (b)(9)(iii)(A)), shall be delayed and paid or provided to Participant in a lump sum on the earlier of (i) the date which is six months and one day after Participant’s “separation from service” (as such term is defined in Section 409A of the Code) for any reason other than death, and (ii) the date of Participant’s death.

(d)Reimbursements. To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Plan constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the

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taxable year in which such expense was incurred by Participant, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period in which the arrangement is in effect.

10.Amendment or Termination. Subject to compliance with the requirements of Section 409A of the Code, the Administrator may amend or terminate the Plan in any respect (including any change to the severance benefits hereunder) at any time; provided, however, that any amendment that would defer the payment or reduce the amount of severance benefits hereunder to any Participant, or any action that would remove a Participant from participation in the Plan, or any amendment that would revise the definition of Good Reason or Cause in a manner that adversely affects Participants, or any termination of the Plan or other amendment that adversely affects the Participants (each an “Adverse Action”) shall be effective only with one (1) year’s prior written notice to affected Participant(s); provided further, however, that no Adverse Action may be (i) adopted or become effective during a CIC Protection Period or (ii) adopted in anticipation of a Change in Control.  Notwithstanding the foregoing, the limitations on the timing of Adverse Actions may be waived in writing by any affected Participant.

11.At-Will Employment. Nothing in this Plan or any other act of the Company shall be considered effective to change a Participant’s status as an at-will employee or guarantee any duration of employment. Either the Company or a Participant may terminate the employment relationship at any time, for any reason or no reason, and with or without advance notice.

12.Transfer and Assignment. In no event may any Participant sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution, or other legal process.

13.Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

14.Successors. Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or other transaction) will assume the obligations under the Plan without any changes thereto and agree expressly to perform the obligations under the Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Plan, the term “Company” will include any successor to the Company’s business and/or assets which become bound by the terms of the Plan by operation of law, or otherwise.

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15.Withholding; Taxes. The Company shall withhold from any Severance Benefits or CIC Severance Benefits all federal, state and local income or other taxes required to be withheld therefrom and any other required payroll deductions.

16.Compensation. Benefits payable hereunder shall not constitute compensation under any other plan or arrangement, except as expressly provided in such plan or arrangement.

17.Interpretation. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Unless the context requires otherwise, all references to laws, regulations, contracts, agreements, plans and instruments refer to such laws, regulations, contracts, agreements, plans and instruments as they may be amended from time to time, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. All references to “dollars” or “$” in the Plan refer to United States dollars. The word “or” is not exclusive. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Plan, including all Exhibits attached hereto, and not to any particular provision hereof. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. All references to “including” shall be construed as meaning “including without limitation.”

18.Entire Agreement. This Plan and any Participation Agreement represents the entire agreement of the Company and the Participants with respect to the subject matter hereof and supersedes all prior understandings, whether written or oral; provided, however, that (i) any restrictive covenants set forth in the Participation Agreement are in addition and not in lieu of any other restrictive covenant agreements between the Participant and the Company and (ii) nothing in this Plan shall supersede, limit, or adversely affect any rights or benefits to which a Participant may be entitled under any other agreement between a Participant and the Company that are more favorable than those provided under this Plan. In the event of any conflict between this Plan and any such agreement, the provision more favorable to the Participant shall govern. For the avoidance of doubt, in no event shall a Participant be entitled to receive duplicate payments or benefits in respect of the same loss, entitlement, or period of service.

19.Governing Law. The provisions of the Plan will be construed, administered, and enforced in accordance with ERISA and, to the extent applicable, the laws of Delaware without regard to its choice of law provisions.

20.Claims and Appeals.

(a)Claims Procedure. Any employee or other person who believes he or she is entitled to any payment under the Plan may submit a claim in writing to the Administrator within 90 days of the earlier of (i) the date the claimant learned the amount of his or her benefits under the Plan or (ii) the date the claimant learned that he or she will not be entitled to any benefits under the Plan. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice also will describe any

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additional information needed to support the claim and the Plan’s procedures for appealing the denial. The denial notice will be provided within 90 days after the claim is received. If special circumstances require an extension of time (up to 90 days), written notice of the extension will be given within the initial 90-day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the claim.

(b)Appeal Procedure. If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to the Administrator for a review of the decision denying the claim. Review must be requested within 60 days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. The claimant (or representative) then has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit issues and comments in writing. The Administrator will provide written notice of its decision on review within 60 days after it receives a review request. If additional time (up to 60 days) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice also will include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA.

(c)Attorneys’ Fees. If a Participant is required to bring a claim to receive benefits as a result of a CIC Qualifying Termination, including any claim pursuant to Section 20(a) or appeal pursuant to Section 20(b), the Company shall pay the claimant for all reasonable attorneys’ fees that the claimant incurs in connection with such claim or appeal within 30 days of the receipt of the invoice therefor.

21.Clawback. Amounts paid or payable under this Plan shall be subject to the provisions of the applicable clawback or recoupment policies or procedures adopted by the Company prior to, or on, the Effective Date, which clawback or recoupment policies may provide for forfeiture or recoupment of amounts paid or payable under this Plan. No forfeiture or recoupment under such policies or procedures will give rise to a right to resign for Good Reason under the Plan or under any other agreement between a Participant and the Company. Notwithstanding the foregoing or anything else within the Plan or otherwise to the contrary, the Company agrees that a recoupment right during the CIC Protection Period shall apply only if and to the extent required by applicable law.

Certain Excise Taxes. Notwithstanding anything to the contrary in this Plan, if a Participant is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the severance benefits provided for under this Plan, together with any other payments and benefits which the Participant

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has the right to receive from the Company, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the severance benefits provided for under this Plan shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by the Participant from the Company will be one dollar ($1.00) less than three times the Participant’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by the Participant shall be subject to the excise tax imposed by Section 4999 of the Code, or (b) paid in full, whichever produces the better net after-tax position to the Participant (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The determination as to whether any such reduction in the amount of the payments provided hereunder is necessary shall be made by the Company in good faith. If a reduced payment is made or provided and through error or otherwise that payment, when aggregated with other payments and benefits from the Company used in determining if a parachute payment exists, exceeds one dollar ($1.00) less than three times the Participant’s base amount, then the Participant shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Plan shall require the Company to be responsible for, or have any liability or obligation with respect to, the Participant’s excise tax liabilities under Section 4999 of the Code.

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EXHIBIT A

CIC Severance Benefits Tiers

Participation Tier	Severance Period	COBRA Period
Tier 1	12 months	12 months
Tier 2	9 months	9 months
Tier 3	6 months	6 months

Exhibit A to Ionic Digital Executive Severance Plan
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EXHIBIT B

Severance Benefits Tiers

Participation Tier	Severance Period	COBRA Period
Tier 1	12 months	12 months

Exhibit B to Ionic Digital Executive Severance Plan
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EXHIBIT C
IONIC DIGITAL INC.
EXECUTIVE SEVERANCE PLAN
FORM OF PARTICIPATION AGREEMENT

This Participation Agreement (this “Agreement”) is made and entered into by and between [●] (the “Participant”) and Ionic Digital Inc., a Delaware corporation (the “Company”) effective as of [●].

The Company maintains the Ionic Digital Inc. Executive Severance Plan (as amended from time to time, the “Plan”). Capitalized terms used but not defined in this Agreement have the meanings ascribed to them in the Plan. The Plan provides severance payments and benefits in connection with a Participant’s [Qualifying Termination or] CIC Qualifying Termination.

By signing this Agreement, the Participant acknowledges and agrees that he or she has read and understands all of the terms of the Plan and this Agreement, [including the covenants set forth in Appendix A attached hereto,]1 and that the Participant agrees to participate in the Plan in Tier [●]. The Participant acknowledges and agrees that such participation is subject to the terms and conditions of the Plan.

Miscellaneous:

(a)[The Participant’s participation in the Plan is in lieu of the severance payments and benefits the Participant is eligible to receive under Section 5(b) of that certain employment agreement, entered into as of November 13, 2025, by and between the Participant and the Company (the “Employment Agreement”). In the event of any conflict between the Plan and the Employment Agreement with respect to the subject matter hereof, including Section 5(d) of the Employment Agreement, the Plan shall govern. For the avoidance of doubt, except as provided herein, the Employment Agreement, including the restrictive covenants set forth therein, remains in full force and effect.]2

(b)For purposes of any outstanding awards held by the Participant under the Ionic Digital Inc. Omnibus Incentive Plan (as amended from time to time and any successor equity plan), “Cause” shall have the meaning set forth in the Plan.

(c)This Agreement shall be governed in all respects by the laws of Delaware without regard to the principles of conflict of law.

(d)This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
1 Note to Draft: Remove bracketed language for CEO.
2 Note to Draft: Include bracketed language for CEO only.
Exhibit C to Ionic Digital Inc. Executive Severance Plan
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(e)This Agreement and the Plan represent the entire agreement between the parties with respect to the subject matter hereof and may not be amended except in a writing signed by the Company and the Participant[; provided, however, that the restrictive covenants set forth in Appendix A attached hereto are in addition and not in lieu of any other restrictive covenant agreements between the Participant and the Company]3. If any dispute should arise under this Agreement, it shall be settled in accordance with the terms of the Plan.

(f)This Agreement shall be binding on the executors, heirs, administrators, successors and assigns of the Participant and the successors and assigns of Company and shall inure to the benefit of the respective executors, heirs, administrators, successors and assigns of the Company.
[Signature page follows.]
3 Note to Draft: Remove bracketed language for CEO.

133855728

IN WITNESS WHEREOF, the Participant and the Company hereto have executed this Agreement as of the date first set forth above.

IONIC DIGITAL INC.

Name:
Title:

PARTICIPANT

Name:

Exhibit C to Ionic Digital Inc. Executive Severance Plan
133855728

Exhibit A

Restrictive Covenant Agreement

This Restrictive Covenant Agreement (this “Agreement”), dated [●], 2026, is entered into by and between [●] (“Executive”), and Ionic Digital Inc. (the “Company”, and together, with any of its parent entities, subsidiaries and related or affiliated entities, in each case, determined as of the earlier of the Termination Date or immediately prior to a Change in Control, the “Company Group”).

1.Consideration. Executive acknowledges and agrees that Executive’s receipt of severance benefits under the Ionic Digital Inc. Executive Severance Plan (the “Plan”) constitutes sufficient consideration to support the covenants set forth herein.
2.Acknowledgements. Executive further acknowledges and recognizes that (i) Executive is in possession of specialized information concerning the total operations, conduct, management, and strategy of the Company’s business, and that the applicability of Executive’s knowledge of these matters will not be limited to Executive’s principal location of employment, but rather is expected to be applicable wherever the Company Group conducts business, and (ii) the Company has a legitimate business interest in protecting the acquired Confidential Information, goodwill, and trade secrets of the Company Group. Executive also acknowledges and recognizes the highly competitive nature of the business of the Company Group and that Executive would not have been provided the opportunity to participate in the Plan if Executive did not execute this Agreement.
3.Restrictive Covenants
3.1Definitions. The following capitalized terms used in this Agreement shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:
(a)“Change in Control” has the meaning set forth in the Plan.
(b)“Governmental Entity” means any national, state, county, local, municipal, or other government or any court of competent jurisdiction, administrative agency, commission or other governmental authority or instrumentality.
(c)“Restricted Period” means during Executive’s employment or engagement with the Company, and for [●]4 months following the Termination Date.
(d)“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity, or other entity of whatever nature.
(e)“Restrictive Covenants” means the covenants contained in Section 3 of this Agreement.
(f) “Termination Date” means the date of Executive’s termination of employment or engagement with the Company Group for any reason.
3.2Restriction on Disclosure and Use of Confidential Information.
(a)Except as required in the faithful performance of Executive’s duties hereunder, during Executive’s employment and in perpetuity thereafter, Executive shall maintain in
4 12 months for Tier 1; 9 months for Tier 2; 6 months for Tier 3

AMERICAS 133903054 v5

confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for Executive’s benefit or the benefit of any Person, any confidential or proprietary information or trade secrets (A) of or relating to the Company Group, including, without limitation, information with respect to the Company’s or any of member of the Company Group’s operations, protocols, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment or (B) that was or is received or obtained in confidence by, or on behalf of the Company from any other Person (collectively, “Confidential Information”), or deliver to any Person any document, record, notebook, computer program or similar repository of or containing any such Confidential Information; provided that Executive’s good faith performance of Executive’s duties and responsibilities for the Company Group during employment shall not be deemed a breach of this Section 3.2. Upon Executive’s termination of employment for any reason, Executive shall promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents or any other documents concerning the Company Group’s Confidential Information, customers, business plans, marketing strategies, products or processes. Executive further agrees that any property situated on the premises of, and owned by, any member of the Company Group, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company’s personnel at any time with or without notice. Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and shall assist such counsel in resisting or otherwise responding to such process; provided that, subject to Section 3.2(d), (A) Executive shall promptly notify the Company in writing, and consult with and assist the Company in seeking a protective order or request for other appropriate remedy, (B) in the event that such protective order or remedy is not obtained, or if the Company waives compliance with the terms hereof, Executive shall disclose only that portion of the Confidential Information which, based on the written advice of Executive’s legal counsel, is legally required to be disclosed and shall exercise reasonable best efforts to provide that the receiving Person shall agree to treat such Confidential Information as confidential to the extent possible (and permitted under applicable law) in respect of the applicable proceeding or process and (C) the Company shall be given an opportunity to review the Confidential Information prior to disclosure thereof.
(b)Without limiting the foregoing, Executive agrees to keep confidential the existence of, and any information concerning, any dispute between Executive and the Company Group, except that Executive may disclose information concerning such dispute to Executive’s immediate family, to the Company’s senior management and legal personnel charged with handling any such disputes, to the court that is considering such dispute or to Executive’s financial and legal counsel and advisors (provided that such counsel and advisors agree not to disclose any such information other than as necessary to the prosecution or defense of such dispute).
(c)Executive further agrees that Executive will not improperly use or disclose any confidential information, proprietary information or trade secrets, if any, of any former employers or any other Person to whom Executive has an obligation of confidentiality, and will not bring onto the premises of the Company Group any unpublished documents or any property belonging to any former employer or any other Person to whom Executive has an obligation of confidentiality unless consented to in writing by the former employer or other Person.
(d)Notwithstanding anything to the contrary in this Agreement, this Section 3.2 is not intended to, and does not, prohibit Executive from reporting possible unlawful conduct to governmental agencies or entities or, if applicable, self-regulatory organizations, or otherwise cooperating or communicating with any such agencies, entities or organizations that may be investigating possible unlawful conduct (including providing documents or other information without notice to the Company Group), or otherwise make disclosures to such agencies, entities, or organizations that are protected under the whistleblower or similar provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law and do not violate attorney-client privilege.

AMERICAS 133903054 v5	19

(e)Executive is hereby notified, in accordance with the Defend Trade Secrets Act of 2016, that notwithstanding any other provision of this Agreement, Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (y) solely for the purposes of reporting or investigating a suspected violation of law, or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Executive is further notified that if Executive files a lawsuit for retaliation by an employer for reporting a suspected violation of law, Executive may disclose the employer’s trade secrets to Executive’s attorney and use the trade secret information in the court proceeding if he: (1) files any document containing the trade secret under seal, and (2) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with federal law protecting confidential disclosures of a trade secret to the government or in a court filing, 18 U.S.C. § 1833(b), or to create liability for disclosures of Confidential Information that are expressly allowed by 18 U.S.C. § 1833(b).
3.3Non-Competition. During the Restricted Period, Executive will not, directly or indirectly engage in, provide services to, have any equity interest in, or manage or operate any Person, firm, corporation, partnership, business or entity (a “Business”) (whether as director, officer, employee, principal, agent, representative, owner, partner, member, security holder, consultant, volunteer or otherwise) that engages in (either directly or through any subsidiary or affiliate thereof) the digital infrastructure and cryptocurrency mining business, including the development of facilities related to digital infrastructure and cryptocurrency mining in any geographic location in which the Company Group engages, whether through selling, distributing, manufacturing, marketing, purchasing, or otherwise, that competes with the Company Group (a “Competing Business”) if performing the duties and responsibilities of such engagement or association could result in Executive (1) intentionally or unintentionally using, disclosing or relying on Confidential Information to which Executive had access by virtue of Executive’s job duties or other responsibilities with the Company Group or (2) exploiting customer goodwill cultivated in the course of Executive’s employment with the Company Group. Notwithstanding the foregoing, Executive shall be permitted to acquire a passive stock or equity interest in such a Competing Business; provided that the stock or other equity interest acquired is not more than five percent (5%) of the outstanding interest in such Business and Executive does not actively participate in the business of such Business.
3.4Non-Solicitation of Customers and Clients. During the Restricted Period, except in connection with carrying out Executive’s responsibilities for, or acting for the benefit of, the Company Group in the ordinary course of business, Executive will not, directly or indirectly, on Executive’s own behalf or on behalf of any other Person, recruit or otherwise solicit, any customer, client, distributor, vendor, sales agency, independent sales representative, subscriber, supplier, licensee, licensor or other business relation of the Company Group, or encourage or induce any such Person to terminate its arrangement with the Company Group or otherwise change or interfere with its relationship with the Company Group.
3.5Non-Solicitation of Executives and Consultants. During the Restricted Period, except in connection with carrying out Executive’s responsibilities for, or acting for the benefit of, the Company Group in the ordinary course of business, Executive will not directly or indirectly solicit or recruit, on Executive’s own behalf or on behalf of any other Person, the services of, or hire or engage, or interfere with the Company’s relationship with, any individual who is (or, at any time during Executive’s employment or engagement with the Company, was) an employee, independent contractor or director of the Company, or solicit any of the Company’s then-current employees, independent contractors or directors to terminate services with the Company; provided, however, that the placement of general advertisements in newspapers, magazines or electronic media shall not, by itself, constitute a breach of this Section 3.5.
3.6Intellectual Property Rights.
(a)Inventions and Proprietary Rights. Executive agrees that the results and proceeds of Executive’s services for the Company (including, but not limited to, any trade secrets,

AMERICAS 133903054 v5	20

products, services, processes, know-how, designs, developments, innovations, analyses, drawings, reports, techniques, technology, formulas, methods, developmental or experimental work, improvements, discoveries, inventions, ideas, source and object codes, programs, matters of a literary, musical, dramatic or otherwise creative nature, writings and other works of authorship) resulting from services performed while an employee of the Company or otherwise in the course of Executive’s work for the Company and any works in progress, whether or not patentable or registrable under copyright or similar statutes, that were made, developed, conceived or reduced to practice or learned by Executive, either alone or jointly with others (collectively, “Inventions”), shall be works-made-for-hire and the Company shall be the sole and exclusive owner throughout the universe of any and all trade secret, patent, copyright and other intellectual property rights (collectively, “Proprietary Rights”) of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion, without any further payment to Executive whatsoever. Executive hereby irrevocably assigns and agrees to assign any and all of Executive’s right, title and interest in and to all Inventions, including, without limitation, any and all Proprietary Rights of whatsoever nature therein and thereto, whether or not now or hereafter known, existing, contemplated, recognized or developed, to the Company, and the Company shall have the right to use the same in perpetuity throughout the universe in any manner determined by the Company without any further payment to Executive whatsoever. Executive shall promptly and fully disclose to the Company all information known to Executive concerning such Inventions. Executive hereby irrevocably assigns to the Company any and all claims, of any nature whatsoever, that Executive now or may hereafter have for past, present or future infringement of any Proprietary Rights assigned hereunder to the Company.
(b)Moral Rights. To the maximum extent permitted by applicable law, Executive hereby irrevocably and unconditionally waives, quitclaims and agrees never to assert, in each case with respect to the Company or any successor or assignee thereof, any claims Executive may now or hereafter have in any jurisdiction to any rights of paternity, integrity, disclosure and withdrawal or any other rights that may be known or referred to as “moral rights” or “authors rights” (“Moral Rights”) in or with respect to any Inventions or Proprietary Rights or the use of any of the foregoing. To the extent any Moral Rights cannot be so waived or quitclaimed, Executive hereby consents to any action of the Company or its successor or assignee that would violate such Moral Rights in the absence of such consent. The foregoing waiver, quitclaim, non-assertion and consent are made in favor of, and extend to the Company and all successors and assignees thereof.
(c)Use of Prior IP. Executive agrees not to use, incorporate or include, or permit or cause to be used, incorporated or included, any intellectual property or other proprietary rights owned or purported to be owned by Executive or any other Person (collectively, “Prior IP”), in each case with or in any Inventions or any products or services (or any component or portion thereof) of the Company, in each case, without the prior written consent of the Company. Notwithstanding the foregoing, if, in the course of Executive’s employment by the Company, Executive uses, incorporates or includes, or permits or causes to be used, incorporated or included, any Prior IP, in each case with or in any of the Inventions or any products or services (or any component or portion thereof) of the Company, or if Executive uses, or permits or causes to be used, any Prior IP within the scope of Executive’s employment by the Company or otherwise in the performance of Executive’s work or services for or on behalf of the Company, Executive hereby grants to the Company a perpetual, irrevocable, non-exclusive, worldwide, freely-transferable, royalty-free and fully paid up license (with the right to grant sublicenses through multiple levels of sublicensees) under all proprietary rights to make, have made, use, sell, offer to sell, license, import, export, reproduce, modify, create derivative works of and works based upon, perform, display, execute, distribute, digitally transmit and otherwise exploit any of such Prior IP in any medium or format, whether now known or hereafter developed or discovered.
(d)Executive Assistance. Executive agrees that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, Executive shall do any and all things that the Company may reasonably deem useful or desirable to establish or document the Company’s exclusive ownership throughout the United States of America or any other country of any and all Proprietary Rights in any such Inventions, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments. To the extent Executive has any Proprietary Rights in the Inventions that cannot be assigned in the manner described above, Executive unconditionally and

AMERICAS 133903054 v5	21

irrevocably waives the enforcement of such Proprietary Rights and grants the Company a perpetual, irrevocable, exclusive, worldwide, freely-transferable, royalty-free and fully paid up license (with the right to grant sublicenses through multiple levels of sublicensees), under all proprietary rights, to make, have made, use, sell, offer to sell, license, import, export, reproduce, modify, create derivative works of and works based upon, perform, display, execute, distribute, digitally transmit and otherwise exploit any Proprietary Rights and Inventions in any medium or format, whether now known or hereafter developed or discovered. This Section 3.6(d) is subject to and shall not be deemed to limit, restrict or constitute any waiver by the Company of any Proprietary Rights of ownership to which the Company may be entitled by operation of law by virtue of Executive’s employment with the Company. Executive further agrees that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, Executive shall assist the Company in every proper and lawful way to obtain and from time to time enforce Proprietary Rights relating to Inventions in any and all countries. To this end, Executive shall execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, Executive shall execute, verify and deliver assignments of such Proprietary Rights to the Company or its designees. Executive’s obligation to assist the Company with respect to Proprietary Rights relating to such Inventions in any and all countries shall continue beyond the termination of Executive’s employment with the Company. If the Company is unable, due to Executive’s unavailability or for any other reason, to secure Executive’s signature with respect to any documents in connection with any action described in this Section 3.6(d), Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to act for and on Executive’s behalf and stead to execute such documents and to do all other lawfully permitted acts to further any application for, or any prosecution, issuance, maintenance, assignment or transfer of, any Inventions or Proprietary Rights pertaining or related to any such Inventions, or to otherwise carry out the purposes of this Agreement, with the same legal force and effect as if originally executed by Executive. This designation and appointment is deemed coupled with an interest and is irrevocable.
(e)Conflict. Notwithstanding anything to the contrary in this Agreement, in the event of any conflict or inconsistency between the terms of this Section 3.6 and the terms of any prior agreement between Executive and the Company, the terms of such prior agreement shall govern and control.
3.7Enforcement of Restrictive Covenants.
(a)Rights and Remedies Upon Breach. Executive recognizes and acknowledges that a breach of any of the Restrictive Covenants will cause irreparable damage to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Executive agrees that in the event of a breach of any of the Restrictive Covenants, in addition to any other remedy that may be available at law or in equity, the Company shall be entitled (without the necessity of showing economic loss or other actual damage) to specific performance and injunctive relief (including temporary restraining orders, preliminary injunctions and/or permanent injunctions) in any court of competent jurisdiction for any actual or threatened breach of any of the Restrictive Covenants.
(b)Severability and Modification of Covenants. Executive acknowledges and agrees that each of the Restrictive Covenants is reasonable and valid in time and scope and in all other respects. The parties agree that it is their intention that the Restrictive Covenants be enforced in accordance with their terms to the maximum extent permitted by law. Each of the Restrictive Covenants shall be considered and construed as a separate and independent covenant. Should any part or provision of any of the Restrictive Covenants be held invalid, void, or unenforceable, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of this Agreement or such Restrictive Covenant. If any of the provisions of the Restrictive Covenants should ever be held by a court of competent jurisdiction to exceed the scope permitted by the applicable law, such provision or provisions shall be automatically modified to such lesser scope as such court may deem just and proper for the reasonable protection of the Company’s legitimate business interests and may be

AMERICAS 133903054 v5	22

enforced by the Company to that extent in the manner described above and all other provisions of this Agreement shall be valid and enforceable.
4.Miscellaneous.
4.1Disclosure of this Agreement. Executive hereby authorizes the Company Group to notify others, including but not limited to clients of the Company Group and, if the Company Group has a reasonable, good-faith belief that a breach of the Restrictive Covenants has occurred or is imminent, any of Executive’s future employers or prospective business associates, of the terms and existence of this Agreement and Executive’s continuing obligations to the Company pursuant to this Agreement.
4.2No Employment Contract and No License. Executive acknowledges that this Agreement does not constitute a contract of employment, does not imply that the Company will continue Executive’s employment for any period of time and does not change the at-will nature of Executive’s employment. Executive further acknowledges that no license to any of the Company's trademarks, patents, copyrights or other proprietary rights is either granted or implied by Executive's access to and utilization of the Confidential Information.
4.3Assignment and Successors. The Company may assign its rights and obligations under this Agreement to any entity, including any successor to all or substantially all the assets of the Company, by merger or otherwise, and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company Group. Executive may not assign Executive’s rights or obligations under this Agreement to any individual or entity. This Agreement shall be binding upon and inure to the benefit of the Company and the Executive and their respective successors, assigns, personnel, legal representatives, executors, administrators, heirs, distributees, devisees and legatees, as applicable.
4.4Waivers. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.
4.5Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas (but without reference to provisions concerning the conflicts of laws).
4.6Entire Agreement; Amendment. Except as set forth in Section 3.6 of this Agreement, this Agreement supersedes all prior agreements, written or oral, between Executive and the Company relating to the subject matter of this Agreement, which is incorporated herein by reference. This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by Executive and the Company. Executive agrees that any change or changes in Executive’s duties, salary, or other compensation or benefits after the signing of this Agreement shall not affect the validity or scope of this Agreement.
4.7Survival of Restrictive Covenants. The Restrictive Covenants, and related rights and obligations of the parties to this Agreement, will survive any termination of Executive’s employment or engagement with the Company.
[Signatures follow]

AMERICAS 133903054 v5	23

    IN WITNESS WHEREOF, the Company and Executive have executed this Agreement, effective as of the date first set forth above.

IONIC DIGITAL INC.

____________________________________
Name:
Title:

AGREED TO AND ACCEPTED:

____________________________
[●]

AMERICAS 133903054 v5	24

Exhibit D
Form of Release of Claims (“Release”)
1.    Release of Claims

In consideration of the severance benefits under the Ionic Digital Inc. Executive Severance Plan (the “Plan”), to which [Name] (the “Executive”) agrees that the Executive is not entitled until and unless the Executive executes this Release and it becomes effective in accordance with the terms hereof, the Executive, for and on behalf of the Executive and the Executive’s heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns, hereby waives and releases any common law, statutory or other complaints, claims, charges or causes of action of any kind whatsoever, both known and unknown, in law or in equity, fixed or contingent, asserted or unasserted, apparent or concealed, which the Executive ever had, now has or may have against Ionic Digital Inc. (the “Company”) and its former, present or future shareholders, parents, subsidiaries, affiliates, predecessors, successors, assigns, directors, officers, partners, members, managers, employees, trustees (in their official and individual capacities), employee benefit plans and their administrators and fiduciaries (in their official and individual capacities), representatives or agents and each of their affiliates, successors and assigns (collectively, the “Releasees”), by reason of facts or omissions which have occurred on or prior to the date that the Executive signs this Release, including, without limitation, any complaint, charge or cause of action arising out of the Executive’s employment or termination of employment, or any term or condition of that employment, or arising under federal, state, local or foreign laws pertaining to employment, including, without limitation, the Age Discrimination in Employment Act of 1967 (“ADEA,” a law which prohibits discrimination on the basis of age), the Older Workers Benefit Protection Act, the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Worker Adjustment Retraining and Notification Act and similar state laws, the Equal Pay Act, the Fair Labor Standards Act, the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, all as amended, and any other federal, state and local laws relating to discrimination on the basis of age, sex or other protected class, all claims under federal, state or local laws for express or implied breach of contract, wrongful discharge, defamation, intentional infliction of emotional distress, and any related claims for attorneys’ fees and costs. The Executive further agrees that this Release may be pleaded as a full defense to any action, suit, arbitration or other proceeding covered by the terms hereof which is or may be initiated, prosecuted or maintained by the Executive, the Executive’s descendants, dependents, heirs, executors, administrators or permitted assigns. By signing this Release, the Executive acknowledges that the Executive intends to waive and release any rights known or unknown that the Executive may have against the Releasees under these and any other laws; provided that the Executive does not waive or release claims with respect to (i) any rights the Executive may have to the severance benefits under the Plan, (ii) any claims or rights under the Company’s indemnification obligations in accordance with the certificate of incorporation and bylaws of the Company, (iii) any rights the Executive may have as an insured under any directors and officers liability insurance policies, (iv) vested rights to benefits under Company employee benefit plans, (v) rights that cannot be released as a matter of law and (vi) any rights the Executive may have following the date hereof in the Executive’s capacity as a shareholder (collectively, the “Unreleased Claims”).5

5 Note to Draft: To update for individual’s state.
AMERICAS 134166492 v2

2.    Proceedings

The Executive acknowledges that neither the Executive nor anyone on the Executive’s behalf has filed any complaint, charge, claim or proceeding against any of the Releasees before any local, state, federal or foreign agency, court, arbitrator, mediator, arbitration or mediation panel or other body (each individually, a “Proceeding”). The Executive represents that the Executive is not aware of any basis on which such a Proceeding could reasonably be instituted; provided that if the Executive is aware of any basis on which such a Proceeding could reasonably be instituted, then the Executive has disclosed such basis to the Company in writing. The Executive (i) acknowledges that the Executive will not initiate or cause to be initiated on the Executive’s behalf any Proceeding (except with respect to an Unreleased Claim) and shall not participate in any Proceeding (except with respect to an Unreleased Claim), in each case, except as required by law, (ii) represents and warrants that neither the Executive nor anyone on the Executive’s behalf has filed or joined in any such Proceeding against the Releasees or has pledged, assigned, sold or otherwise transferred, in whole or in part, any such claims and (iii) waives any right the Executive may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including the right to recover money if any federal, state or local government agency, including the Equal Employment Opportunity Commission (“EEOC”), pursues a claim on the Executive’s behalf or on behalf of a class to which the Executive may belong that arises out of or relates to the Executive’s employment or termination of employment. Further, the Executive understands that, by executing this Release, the Executive will be limiting the availability of certain remedies that the Executive may have against the Company and limiting also the ability of the Executive to pursue certain claims against the Releasees. Notwithstanding the above, nothing in Section 1 of this Release shall prevent the Executive from (i) initiating or causing to be initiated on the Executive’s behalf any complaint, charge, claim or proceeding against the Company before any local, state or federal agency, court or other body challenging the validity of the waiver of the Executive’s claims under ADEA contained in Section 1 of this Release (but no other portion of such waiver); (ii) initiating or participating in an investigation or proceeding conducted by the EEOC; or (iii) reporting possible unlawful conduct to governmental agencies or entities or, if applicable, self-regulatory organizations, or otherwise cooperating or communicating with any such agencies, entities or organizations that may be investigating possible unlawful conduct (including providing documents or other information without notice to the Company), or otherwise make disclosures to such agencies, entities, or organizations that are protected under the whistleblower or similar provisions of any such law or regulation (including the right to receive government-administered whistleblower awards).
3.    Time to Consider

The Executive acknowledges that the Executive has been advised that the Executive has twenty-one (21) days from the date of receipt of this Release to consider all the provisions of this Release and to the extent the Executive signs this Release prior to the expiration of such period the Executive does hereby knowingly and voluntarily waive the remaining portion of such period. THE EXECUTIVE FURTHER ACKNOWLEDGES THAT THE EXECUTIVE HAS READ THIS RELEASE CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO, AND HAS IN FACT, CONSULTED AN ATTORNEY AND FULLY UNDERSTANDS THAT BY SIGNING BELOW THE EXECUTIVE IS GIVING UP CERTAIN RIGHTS WHICH THE EXECUTIVE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE RELEASEES, AS DESCRIBED IN SECTION 1 OF THIS RELEASE AND THE OTHER PROVISIONS HEREOF. THE EXECUTIVE ACKNOWLEDGES THAT THE
AMERICAS 134166492 v2

EXECUTIVE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS RELEASE, AND THE EXECUTIVE AGREES TO ALL OF ITS TERMS VOLUNTARILY.
4.    Revocation

The Executive hereby acknowledges and understands that the Executive shall have seven (7) days from the date of execution of this Release to revoke this Release (including, without limitation, any and all claims arising under the ADEA) and that neither the Company nor any other person is obligated to provide any severance benefits to the Executive pursuant to the Plan until eight (8) days have passed since the Executive’s signing of this Release without the Executive having revoked this Release (such eighth (8th) day, on which the Release becomes irrevocable and effective, the “Release Effective Date”). If the Executive revokes this Release, the Executive will be deemed not to have accepted the terms of this Release, and no action will be required of the Company under any section of this Release. Any revocation of this Release must be made in writing and delivered to the Company in accordance with the notice provisions of the Plan.
5.    Remedies
The Executive understands and agrees that if the Executive breaches any provisions of this Release or fails to timely execute and deliver this Release, or timely revokes the Executive’s acceptance of its terms, in addition to any other legal or equitable remedy the Company may have, the Company shall be entitled to cease making any payments or providing any severance benefits to the Executive under the Plan, and the Executive shall reimburse the Releasees for all attorneys’ fees and costs incurred by them arising out of any such breach, including in defending against any suit brought by the Executive against the Releasees. The remedies set forth in this paragraph shall not apply to any challenge to the validity of the waiver and release of the Executive’s rights under ADEA. In the event that the Executive challenges the validity of the waiver and release of the Executive’s rights under ADEA, then the Company’s right to attorneys’ fees and costs shall be governed by the provisions of ADEA, so that the Company may recover such fees and costs if the lawsuit is brought by the Executive in bad faith. Any such action permitted by this Section, however, shall not affect or impair any of the Executive’s obligations under this Release, including without limitation, the release of claims in Section 1 hereof. The Executive agrees further that nothing herein shall preclude the Company from recovering attorneys’ fees, costs or any other remedies specifically authorized under applicable law.
6.    No Admission

This Release does not constitute an admission of liability or wrongdoing of any kind by the Executive, the Company or any Releasee.
7.    General Provisions
The provisions of this Release shall be binding upon the Executive’s heirs, executors, administrators, legal representatives and assigns. A failure of any of the Releasees to insist on strict compliance with any provision of this Release shall not be deemed a waiver of such provision or any other provision hereof. If any provision of this Release is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, and in the event
AMERICAS 134166492 v2

that any provision is determined to be entirely unenforceable, such provision shall be deemed severable, such that all other provisions of this Release shall remain valid and binding upon the Executive and the Releasees. For the avoidance of doubt, each of the Releasees shall be a third-party beneficiary to this Release and shall be entitled to enforce this Release in accordance with its terms.
8.    Governing Law

This Release shall be governed and construed by the laws of the United States, and to the extent state law may be applicable, by the laws of the State of [●] applicable to contracts made and to be performed wholly within [●] without regard to the conflicts of laws principles thereof. The Executive hereby represents that the Executive has been represented by counsel and expressly agrees to all the provisions in this Release, including, without limitation, this Section 8.
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AMERICAS 134166492 v2

IN WITNESS WHEREOF, the Executive has executed and delivered this Release as of the date written below.

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AMERICAS 134166492 v2